Exhibit 99.1

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                            November 18, 2020

PG&E Corporation Appoints Patricia K. Poppe as Chief Executive Officer,
Effective January 4, 2021

Ms. Poppe Brings Deep Industry Knowledge; Decades of Operational, Safety and
Leadership Experience; and a Demonstrated Commitment to Clean Energy

SAN FRANCISCO, Calif. — PG&E Corporation (NYSE: PCG) today announced the appointment of Patricia K. “Patti” Poppe as Chief Executive Officer and member of its Board of Directors as well as of the Board of Directors of Pacific Gas and Electric Company. Ms. Poppe currently serves as President and Chief Executive Officer of CMS Energy Corporation and its principal subsidiary, Consumers Energy Company, an investor-owned utility that provides electricity and natural gas to 6.7 million Michigan residents. She will take over from Interim PG&E CEO William “Bill” Smith on January 4, 2021.

“Patti is an exceptional leader with the experience, drive, and character to lead PG&E through its next chapter. She knows the utility industry top to bottom and has a deep understanding of what it takes to provide safe, reliable, affordable, and clean energy to millions of customers,” said Robert Flexon, Chairman of PG&E Corporation's Board of Directors. “We all recognize that PG&E must continue to improve, adapt, and become more resilient to the changing climate. As the leader of Michigan’s largest utility, Patti has embraced technology and put the company on a course to achieving its ambitious clean energy goals while maintaining steady and safe performance, prioritizing customer service, and advancing workplace equity. We are delighted to welcome her to PG&E and look forward to working closely with her to meet the challenges ahead as we continue to enhance the company’s culture and improve its operations.”

Ms. Poppe was appointed President and CEO of CMS Energy and Consumers Energy in 2016 and has resigned with an effective date of December 1, 2020. Under her leadership, CMS Energy and Consumers Energy earned consistent industry recognition and maintained strong safety, operational, and financial performance. Ms. Poppe continuously prioritized safety, with safety incidents decreasing by 70% since 2008. In fact, in 2019, Consumers Energy was ranked top quartile by Edison Electric Institute’s utility standards in safety performance. Among her other achievements: Consumers Energy was ranked #1 overall in the Midwest Large Segment for the 2019 Gas Residential Customer Satisfaction Study by JD Power & Associates, and in 2019, customers saved nearly $600,000 on their energy bills through energy efficiency programs, boosting total customer savings to $3.1 billion since 2009.

Additionally, Ms. Poppe was ranked by Institutional Investor magazine as second of 44 utility CEOs and third of 47 utility CEOs in 2020 and 2021, respectively.  Among other appointments, Ms. Poppe currently serves as a member of the Board of Directors and Executive Committee of both the Edison Electric Institute and the American Gas Association.

“I am honored by this appointment and look forward to working alongside PG&E’s 23,000 employees to deliver for our customers in Northern and Central California,” said Ms. Poppe. “As California’s largest utility, PG&E has the privilege of powering one of the world’s largest economies and the opportunity to help lead the state’s clean energy future. It also faces significant challenges. I am eager to get to know the PG&E team and to join in the critical work of strengthening PG&E for California’s next generation and earning back the community’s trust.”

During her tenure at CMS Energy and Consumers Energy, Ms. Poppe has been a leader in clean energy, developing a broad coalition of support and putting in place ambitious clean energy plans to reduce emissions, eliminate coal and increase renewable energy. She has led a significant push into renewables as part of the integrated resource planning for Consumers Energy, including a net zero carbon target by 2040. She has also overseen substantial progress toward CMS Energy and Consumers Energy’s near-term goals to save water, reduce landfill waste, and protect, enhance or restore land.

Ms. Poppe’s championing of workplace equity has earned Consumers Energy significant recognition as an employer, including as the top employer for women in the utility industry (Forbes, 2020), as one of the top 50 employers for diversity (Forbes, 2020), as the top utility company in Michigan for diversity (Forbes, 2019), as the recipient of a Gold Veteran-Friendly Employer distinction (Michigan Veteran Affairs Agency, 2018), and as one of the top 50 globally in Military Times Best for Vets: Employers (2019).

Throughout her tenure at CMS Energy and Consumers Energy, Ms. Poppe developed strong working relationships with labor, a critical workforce that delivers for PG&E customers across the state. She also worked closely and collaboratively with Michigan regulators in mutual service for the people of Michigan, and will look to do the same at PG&E.

Prior to her role as President and CEO of CMS Energy, Ms. Poppe held other leadership positions in the utility, including Senior Vice President of Distribution Operations, Engineering and Transmission, with overall responsibility for Consumers Energy’s electric and natural gas distribution systems, energy operations and electric transmission. Her earlier roles at the utility focused on operations and customer experience.

Before joining CMS Energy, Ms. Poppe worked for DTE Energy for five years, first as a Power Plant Director, then as a Director of Regulated Marketing and Energy Optimization. Prior to her time at DTE, Ms. Poppe worked at General Motors for 15 years in various roles. Ms. Poppe holds bachelor’s and master’s degrees in industrial engineering from Purdue University, as well as a master’s degree in management from Stanford’s Graduate School of Business.

The PG&E Corporation Board of Directors appointed Ms. Poppe following a broad national search that looked at candidates both inside and outside of the utility and energy industries. The Board thoroughly evaluated candidates over the last several months.

“I have every confidence Patti will hit the ground running and lead PG&E forward,” said Bill Smith, PG&E Corporation’s Interim CEO. “She is incredibly smart, knows the operations side of this business, and brings to her work curiosity, dedication, and warmth. These qualities will serve her well as she brings PG&E into the future. I look forward to introducing Patti to our talented workforce, welcoming her to California, and working closely with her in the years ahead.”

Mr. Smith will remain on the PG&E Corporation and Pacific Gas and Electric Company Boards of Directors following Ms. Poppe’s arrival. Mr. Flexon added: “On behalf of the full Boards of Directors, I want to thank Bill for his service as interim CEO since earlier this year. His leadership has been invaluable in taking the company forward since emergence, and we are grateful his experience will continue to inform us as a member of the Boards.”

About PG&E Corporation

PG&E Corporation (NYSE: PCG) is a holding company headquartered in San Francisco. It is the parent company of Pacific Gas and Electric Company, an energy company that serves 16 million Californians across a 70,000-square-mile service area in Northern and Central California. Each of PG&E Corporation and the Utility is a separate entity and is subject to separate laws, rules and regulations. For more information, visit pgecorp.com.